Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC. INCREASES QUARTERLY DIVIDEND FOR COMMON STOCKHOLDERS BY 14%

Jericho, NY – February 2, 2026 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), today announced an increase to its regular quarterly dividend by 14% to $0.20 per share of common stock, payable on March 2, 2026, to each stockholder of record on February 13, 2026.

“Our dividend increase reflects the strength of our balance sheet and confidence in Esquire’s long-term outlook,” said Andrew C. Sagliocca, Vice Chairman, CEO, and President. “This marks our fifth consecutive dividend increase since initiating dividends in 2022 and underscores our commitment to delivering consistent value to our stockholders.”

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York. Its wholly owned subsidiary, Esquire Bank, is a full-service commercial bank, with branch offices in Jericho, New York and Los Angeles, California, as well as an administrative office in Boca Raton, Florida. The Bank is dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com